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                                                                 EXHIBIT 10.3(b)

                           NINTH AMENDMENT TO LEASE

     This Ninth Amendment to Lease ("Ninth Amendment") is made this 3rd day of June, 2002 by and between Full Circle Partnership III ("Landlord") and Spectranetics Corporation. ("Tenant").
                                  WITNESSETH:
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     WHEREAS, Landlord as successors to Talamine Properties LTD and Tenant have heretofore entered into that certain Lease Agreement dated as of September 11, 1985 and subsequent eight amendments (the "Lease") for approximately 22,000 rentable square feet of space at 96 Talamine Court, Colorado Springs, Colorado (the "Premises"); and

     WHEREAS, said Lease expires on December 31, 2002 (the "Expiration Date");
and

     WHEREAS, Landlord and Tenant desire to amend the Lease, all as hereinafter set forth.

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby amend the Lease, effective as of the date hereof, as follows:

     1. Lease Extension. The term for the Premises shall be extended and expire on December 31, 2005 (the "Extension Period").

     2. Rent. The Base Rent payable by Tenant to Landlord during the Extension Period (payable in advance, upon the first day of each month) shall be according to the following schedule.

          January 1, 2003 to December 31, 2003 base monthly rent will be $15,557.00,

          January 1, 2004 to December 31, 2004 base monthly rent will be $16,335.00,

          January 1, 2005 to December 31, 2005 base monthly rent will be $17,151.00.

     3. NNN Expenses. In addition to base rent Tenant shall pay to Landlord it's prorata share of all building expenses, to include taxes, insurance, common area maintenance. The current estimated cost of the additional charges is $1.58 per rentable square foot per year. The Tenant shall pay the estimated amount monthly ($2,900.00) due and payable with the base rent. Landlord will reconcile all expenses to the year's collections at the end of each year of tenancy. If there is a credit due to Tenant, the amount will be credited to the next month's base rent. If there is a deficiency the Tenant will pay that amount within 15 days of written notification from Landlord.

     4. HVAC. Landlord agrees that Tenant will not be responsible for the cost of replacement of HVAC units. Repair and maintenance shall be included in NNN charges.

     5. Right of First Refusal. During the term of this amendment, Landlord shall grant to Tenant the first right of refusal for purchase for the building located at 96 Talamine Court, Colorado Springs, CO.

     6. Unmodified Provisions/Ratification. Except as otherwise specifically set forth herein, each and every term, condition and covenant set forth in the Lease Agreement shall remain in full force and effect during the Extension Period and Tenant hereby ratifies and confirms the Lease Agreement, as modified hereby, and each and every term, provision and conditions set forth therein.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:                                      LANDLORD:

Spectranetics Corporation                    Full Circle Partnership III


By:  /s/ Lawrence E Martel, Jr.              By:
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Title: Vice President, Operations            Title:
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